                                                                 EXHIBIT 4(d)(2)

                          AMBAC ASSURANCE CORPORATION,
                               as Policy Provider,

                             AMERICAN AIRLINES, INC.

                      U.S. BANK TRUST NATIONAL ASSOCIATION,
        not in its individual capacity but solely as Subordination Agent

                                       and

                      U.S. BANK TRUST NATIONAL ASSOCIATION,
                              as Trustee under the
                  AMERICAN AIRLINES PASS THROUGH TRUST 2003-1G

                        INSURANCE AND INDEMNITY AGREEMENT

                             AMERICAN AIRLINES, INC.

                           PASS THROUGH CERTIFICATES,
                                 SERIES 2003-1G
                            Dated as of July 8, 2003

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                  (This Table of Contents is for convenience of reference only and shall not be deemed to be part of this Insurance Agreement. All capitalized terms used in this Insurance Agreement and not otherwise defined shall have the meanings set forth in Article I of this Insurance Agreement.)

                                TABLE OF CONTENTS

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                                                ARTICLE I

                                               DEFINITIONS

Section 1.01      Defined Terms..................................................................................    2
Section 1.02      Other Definitional Provisions..................................................................    6
Section 1.03      Negotiated Document............................................................................    6

                                                ARTICLE II

                                REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.01      Representations and Warranties of American.....................................................    7
Section 2.02      Covenants of American..........................................................................    9
Section 2.03      Representations, Warranties and Covenants of U.S. Bank, Class G Trustee and
                  Subordination Agent............................................................................   11
Section 2.04      Representations, Warranties and Covenants of the Policy Provider...............................   11

                                               ARTICLE III

                                THE POLICY; REIMBURSEMENT; INDEMNIFICATION

Section 3.01      Issuance of the Policy.........................................................................   13
Section 3.02      Payment of Fees and Premium....................................................................   15
Section 3.03      Reimbursement Obligation.......................................................................   16
Section 3.04      Indemnification................................................................................   17
Section 3.05      Procedure for Payment of Fees and Premiums.....................................................   17
Section 3.06      Late Payments..................................................................................   17
Section 3.07      Deductions.....................................................................................   17

                                                ARTICLE IV

                                            FURTHER AGREEMENTS

Section 4.01      Effective Date; Term of the Insurance Agreement................................................   18
Section 4.02      Further Assurances and Corrective Instruments..................................................   18
Section 4.03      Obligations Absolute...........................................................................   19
Section 4.04      Assignments; Reinsurance; Third-Party Rights...................................................   20
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
Section 4.05      Liability of the Policy Provider...............................................................   21

                                                ARTICLE V

                                              MISCELLANEOUS

Section 5.01      Amendments, Etc................................................................................   21
Section 5.02      Notices........................................................................................   22
Section 5.03      Severability...................................................................................   23
Section 5.04      Governing Law..................................................................................   23
Section 5.05      Consent to Jurisdiction........................................................................   23
Section 5.06      Consent of Policy Provider.....................................................................   24
Section 5.07      Counterparts...................................................................................   24
Section 5.08      Headings.......................................................................................   24
Section 5.09      Trial by Jury Waived...........................................................................   24
Section 5.10      Limited Liability..............................................................................   24
Section 5.11      Entire Agreement...............................................................................   24
Section 5.12      Successors and Assigns.........................................................................   25

                                      -ii-

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                  INSURANCE AND INDEMNITY AGREEMENT (as may be amended, modified or supplemented from time to time, this "Insurance Agreement"), dated as of July 8, 2003, by and among AMBAC ASSURANCE CORPORATION, as Policy Provider (the "Policy Provider"), AMERICAN AIRLINES, INC. (with its successors and permitted assigns, "American"), U.S. BANK TRUST NATIONAL ASSOCIATION ("U.S. Bank"), not in its individual capacity but solely as Subordination Agent (the "Subordination Agent"), and U.S. BANK TRUST NATIONAL ASSOCIATION, not in its individual capacity but solely as Class G Trustee (the "Class G Trustee").

                              W I T N E S S E T H :

                  WHEREAS, on the date hereof, American is financing seven Aircraft;

                  WHEREAS, pursuant to each Indenture, on the date hereof, American will issue, on a recourse basis, separate series of Equipment Notes, which Equipment Notes are to be secured by a security interest in all right, title and interest of American in and to the Aircraft and certain other property described in each Indenture;

                  WHEREAS, on the date hereof, U.S. Bank, not in its individual capacity but as Trustee under the Class G Trust Agreement, will create the Class G Trust, which will acquire the Series G Equipment Notes pursuant to the terms of the Operative Agreements;

                  WHEREAS, (i) Citibank, N.A., as Class G Liquidity Provider, has entered into a Class G Liquidity Facility, for the benefit of the Class G Certificateholders with U.S. Bank, as the Subordination Agent, as agent and trustee for the trustee of the Class G Trust, and (ii) U.S. Bank, as trustee of the Class G Trust, the Class G Liquidity Provider, the Policy Provider and the Subordination Agent have entered into the Intercreditor Agreement;

                  WHEREAS, pursuant to the Class G Trust Agreement, the Class G Trust has been created to facilitate the sale of the Class G Certificates;

                  WHEREAS, the Policy Provider has issued the Policy in respect of the Class G Certificates, pursuant to which it has agreed to guarantee the payment of interest on the Class G Certificates to the Subordination Agent for the benefit of the Class G Certificateholders, and the payment of principal of the Class G Certificates on the Final Legal Distribution Date and as otherwise provided therein to the Subordination Agent for the benefit of the Class G Certificateholders;

                  WHEREAS, the Policy Provider shall be paid the Premium as set forth herein; and

                  WHEREAS, each of American, the Class G Trustee, and the Subordination Agent has agreed to undertake certain obligations in consideration for the Policy Provider's issuance of the Policy.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01 Defined Terms. Unless the context clearly requires otherwise, all capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Intercreditor Agreement or, if not defined therein, in the Policy described below. For purposes of this Insurance Agreement, the following terms shall have the following meanings:

                  "Act" means Part A of subtitle VII of Title 49, United States Code.

                  "Aircraft" means any aircraft which is part of the Collateral.

                  "Airframe" means any airframe which is part of the Collateral.

                  "Ambac Commitment" shall have the meaning set forth in the Policy Fee Letter.

                  "American Entity" means AMR Corporation, American or any Affiliate of American that is controlled by AMR Corporation. For the purposes of the preceding sentence, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

                  "Ambac Supplemental Agreements" means (i) the Policy Provider Indemnity and Inspection Agreement, (ii) the Supplemental Agreement, dated as of the date hereof, between American and the Policy Provider, and (iii) the Agreement Regarding Additional Covenants and Conditions, dated as of the date hereof, between the Policy Provider and American.

                  "Bankruptcy Code" means the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq.

                  "Citizen of the United States" is defined in Section 40102(a)(15) of the Act and in the FAA Regulations.

                  "Collateral" means the "Collateral" as defined in each Indenture with respect to an Aircraft.

                  "Engine" means any engine which is or will be part of the Collateral.

                  "Event of Loss" means an Event of Loss as defined in Annex A of any applicable Indenture.

                  "FAA" means the Federal Aviation Administration of the United States of America or any Government Entity succeeding to the functions of the Federal Aviation Administration.

                  "FAA Filed Documents" with respect to each Aircraft, means the Indenture with the Indenture Supplement covering such Aircraft attached.

                  "FAA Regulations" with respect to each Aircraft, means the Federal Aviation Regulations issued or promulgated pursuant to the Act from time to time.

                  "Final Legal Distribution Date" means January 9, 2012 with respect to the Class G Certificates.

                  "Financing Statements" means collectively, UCC-1 (and, where appropriate, UCC-3) financing statements covering each Aircraft and the related Collateral, executed by American, as debtor (if required), showing the Loan Trustee as secured party, for filing in Delaware and each other jurisdiction in which such filing is made in accordance with Section 3.01(d) of the related Participation Agreement.

                  "GAAP" means generally accepted accounting principles as set forth in the statements of financial accounting standards issued by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, as such principles may at any time or from time to time be varied by any applicable financial accounting rules or regulations issued by the SEC and, with respect to any Person, shall mean such principles applied on a basis consistent with prior periods except as may be disclosed in such Person's financial statements.

                  "Government Entity" means (i) any federal, state, provincial, local, municipal or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (ii) any other government entity having jurisdiction over any matter contemplated by the Operative Agreements or the Underwriting Agreement or relating to the observance or performance of the obligations of any of the parties to the Operative Agreements or the Underwriting Agreement.

                  "Holder" has the meaning given such term in the Policy.

                  "Indemnification Agreement" means the Indemnification Agreement, dated as of June 30, 2003, among the Policy Provider, American and the Underwriters.

                  "Insurance Agreement" has the meaning given such term in the initial paragraph hereof.

                  "Intercreditor Agreement" means the Intercreditor Agreement, dated as the date hereof, by and among U.S. Bank, as Trustee under each of the Trusts, the Class G Liquidity Provider, the Policy Provider and the Subordination Agent.

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                  "Investment Company Act" means the Investment Company Act of
1940, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

                  "Late Payment Rate" shall mean with respect to any period, a rate per annum equal to the Debt Rate for the Series G Equipment Notes (as defined in any Indenture), plus 2%.

                  "Lien" means any mortgage, pledge, lien, charge, encumbrance or security interest affecting the title to or any interest in property.

                  "Loan Trustee" with respect to each Aircraft means U.S. Bank in its capacity as Loan Trustee under the related Indenture, and any successor loan trustee appointed pursuant to such related Indenture.

                  "Material Adverse Change" means, in respect of any Person, as of any date, a material adverse change in the ability of such Person to perform its obligations under any of the Operative Agreements to which it is a party as of such date, or any material adverse change in the business, financial condition or results of operations of such Person on a consolidated basis with its subsidiaries.

                  "Moody's" means Moody's Investors Service, Inc., and any successor thereto.

                  "Offer Date" means June 30, 2003.

                  "Offering Document" shall have the meaning set forth in the Indemnification Agreement.

                  "Operative Agreements" means this Insurance Agreement, the Intercreditor Agreement, the Indemnification Agreement, each Participation Agreement, each Indenture, the Series G Equipment Notes, the Class G Certificates, the Class G Liquidity Facility, the Class G Trust Agreement, the Ambac Supplemental Agreements, the Pledge Agreement, the Policy and the Policy Fee Letter, together with all exhibits and schedules included with any of the foregoing.

                  "Person" means an individual, joint stock company, trust, unincorporated association, joint venture, limited liability company, corporation, business or owner trust, partnership or other organization or entity (whether governmental or private).

                  "Pledge Agreement" means the Pledge Agreement, dated as of the date hereof, between the Policy Provider and American, in form and substance satisfactory to the Policy Provider.

                  "Policy" means the Certificate Guaranty Insurance Policy No. AB0686BE, together with all endorsements thereto, issued by the Policy Provider in favor of the Subordination Agent for the benefit of the Class G Certificateholders and the Class G Liquidity Provider to the extent provided therein, as the same may be amended from time to time in accordance with its terms.

                  "Policy Fee Letter" means the fee letter, dated as of July 8, 2003 among the Policy Provider, the Subordination Agent and American setting forth the Premium in respect of the Class G Certificates and certain other amounts payable in respect of the Policy.

                  "Policy Provider" means Ambac Assurance Corporation, or any successor thereto, as issuer of the Policy.

                  "Policy Provider Information" shall have the meaning set forth in the Indemnification Agreement.

                  "Premium" means the premium payable in respect of the Policy on the Closing Date and on each Semi-Annual Distribution Date thereafter in an amount equal to one-half (1/2) of the product of (a) the Ambac Commitment and
(b) the Premium Percentage; provided, that the Premium payable on the Closing Date shall be pro rated from the Closing Date to the first Semi-Annual Distribution Date (based upon a 360 day year of twelve 30 day months).

                  "Premium Percentage" shall have the meaning set forth in the Policy Fee Letter.

                  "Prospectus Supplement" shall have the meaning set forth in the Indemnification Agreement.

                  "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

                  "SEC" means the Securities and Exchange Commission of the United States of America, or any successor thereto.

                  "Section 1110" means 11 U.S.C. Section 1110 of the Bankruptcy Code or any successor or analogous section of the federal bankruptcy law in effect from time to time.

                  "Securities Act" means the Securities Act of 1933, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

                  "Securities Exchange Act" means the Securities Exchange Act of 1934, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

                  "Security" means a "security" as defined in Section 2(a)(1) of the Securities Act.

                  "Semi-Annual Distribution Date" means each July and January Regular Distribution Date.

                  "Series G Equipment Notes" means the Series G Equipment Notes issued pursuant to any Indenture by American, and authenticated by the Loan Trustee thereunder, and any Equipment Notes issued in exchange therefor or replacement thereof pursuant to the terms of such Indenture.

                  "Transactions" means the transactions contemplated by the Operative Agreements and the Underwriting Agreement.

                  "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended by the Trust Indenture Reform Act of 1990, as in force at the date as of which this Insurance Agreement is executed.

                  "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

                  "Underwriters" means Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated.

                  "Underwriter Information" shall have the meaning set forth in the Indemnification Agreement.

                  "Underwriting Agreement" means the Underwriting Agreement, dated June 30, 2003, among the Underwriters and American, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

                  "U.S. Air Carrier" means any United States air carrier that is a Citizen of the United States holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to the Act for aircraft capable of carrying 10 or more individuals or 6000 pounds or more of cargo, and as to which there is in force an air carrier operating certificate issued pursuant to Part 121 of the FAA Regulations, or which may operate as an air carrier by certification or otherwise under any successor or substitute provisions therefor or in the absence thereof.

                  SECTION 1.02 Other Definitional Provisions. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Insurance Agreement shall refer to this Insurance Agreement as a whole and not to any particular provision of this Insurance Agreement. Section, subsection, Schedule and Exhibit references are to this Insurance Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words "include" and "including" shall be deemed to be followed by the phrase "without limitation."

                  SECTION 1.03 Negotiated Document. This Insurance Agreement is the result of negotiations among and has been reviewed by the parties hereto and their respective counsel. Accordingly, this Insurance Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against any such party on the grounds that a particular party was the drafter or author of this Insurance Agreement or any part thereof. Accordingly, in any dispute concerning the meaning of this Insurance Agreement, or any term or condition hereof, such dispute shall be resolved without reference to the doctrine of contra proferentem or any related or similar doctrine.

                                   ARTICLE II

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

                  SECTION 2.01 Representations and Warranties of American. American represents and warrants as of the Closing Date as follows:

                  (a) Organization; Qualification. American is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to conduct its business in which it is currently engaged and to own or hold under lease its properties and to enter into and perform its obligations under the Operative Agreements to which it is a party as of such date. American is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the nature and extent of the business conducted by it, or the ownership of its properties, requires such qualification, except where the failure to be so qualified would not give rise to a Material Adverse Change to American.

                  (b) Corporate Authorization. American has taken, or caused to be taken, all necessary corporate action (including, without limitation, the obtaining of any consent or approval of stockholders required by its certificate of incorporation or by-laws) to authorize the execution and delivery of each of the Operative Agreements to which it is a party as of such date, and the performance of its obligations thereunder.

                  (c) No Violation. The execution and delivery by American of the Operative Agreements to which it is a party as of such date, the performance by American of its obligations thereunder and the consummation by American of the Transactions contemplated thereby, do not and will not (a) violate any provision of the certificate of incorporation or by-laws of American, (b) violate any law, regulation, rule or order applicable to or binding on American or (c) violate or constitute any default under (other than any violation or default that would not result in a Material Adverse Change to American), or result in the creation of any Lien (other than as permitted under the related Indenture) upon the Aircraft under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, lease, loan or other material agreement, instrument or document to which American is a party or by which it or any of its properties is bound.

                  (d) Approvals. The execution and delivery by American of the Operative Agreements to which it is a party and the Underwriting Agreement as of such date, the performance by American of its respective obligations thereunder and the consummation by American of the Transactions contemplated thereby do not and will not require the consent or approval of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of, (a) any trustee or other creditor of American, and (b) any Government Entity, other than (w) the filings or recordings of the FAA Filed Documents and the Financing Statements (and continuation statements periodically), (x) filings, recordings, notices or other ministerial actions pursuant to any routine recording, contractual or regulatory requirements applicable to it, (y) filings, recordings, notices or other actions contemplated by the Operative Agreements in connection with the leasing or reregistration of the Aircraft, and (z) filings, recordings, notices or other actions relating to the Securities Act, the Trust Indenture Act or state securities laws.

                  (e) Valid and Binding Agreements. The Operative Agreements and the Underwriting Agreement executed and delivered by American on or prior to such date have been duly executed and delivered by American and, assuming the due authorization, execution and delivery thereof by the other party or parties thereto, constitute the legal, valid and binding obligations of American and are enforceable against American in accordance with the respective terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity and subject to principles of public policy limiting the right to enforce the indemnification provisions contained herein, insofar as such provisions relate to indemnification for liabilities arising under federal securities laws.

                  (f) Representations and Warranties. The representations and warranties of American contained in the Operative Agreements are true and correct in all material respects.

                  (g) Litigation. Except as set forth in the Prospectus Supplement, the most recent Annual Report on Form 10-K, as amended, of American filed with the SEC on or prior to the Closing Date, or in any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by American with the SEC subsequent to such Form 10-K, no action, claim or proceeding is now pending or, to the actual knowledge of American, threatened against American before any court, governmental body, arbitration board, tribunal or administrative agency, which would reasonably be expected to result in a Material Adverse Change to American.

                  (h) Financial Condition. (i) The audited consolidated balance sheet of American as of December 31, 2002 included in American's Annual Report for the fiscal year ending December 31, 2002 on Form 10-K, as amended, filed by American with the SEC, and the related consolidated statements of operations and cash flows for the fiscal year then ended, and (ii) the unaudited consolidated financial statements of American as of March 31, 2003 and for the period ending March 31, 2003 included in the Quarterly Report on Form 10-Q of American have each been prepared in conformity with GAAP and present fairly in all material respects the consolidated financial condition of American and its consolidated subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods. Since March 31, 2003, there has been no Material Adverse Change of American, except as disclosed in the Prospectus Supplement, the foregoing SEC filings or any Current Report on Form 8-K filed by American with the SEC since March 31, 2003.

                  (i) Registration and Recordation. The representation and warranty of American set forth in Section 4.01(e) of each Participation Agreement is true and correct.

                  (j) No Default. No event exists that, in respect of any Aircraft, constitutes an Indenture Event of Default.

                  (k) No Event of Loss. No Event of Loss has occurred with respect to any Airframe or any Engine which is Collateral under any Indenture executed on the date hereof and, to the actual knowledge of American, no circumstance, condition, act or event has occurred that, with the giving of notice or lapse of time or both gives rise to or constitutes an Event of Loss with respect to such Airframe or any such Engine.

                  (l)      Compliance with Laws.

                           (a) American is a Citizen of the United States and a U.S. Air Carrier.

                           (b) American holds all licenses, permits and franchises from the appropriate Government Entities necessary to authorize American to lawfully engage in air transportation and to carry on scheduled commercial passenger service as currently conducted, except where the failure to so hold any such license, permit or franchise would not give rise to a Material Adverse Change to American.

                           (c) American is not an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act.

                  (m) Securities Laws. Neither American nor any Person authorized to act on its behalf has directly or indirectly offered any beneficial interest or Security relating to the ownership of the Aircraft, or any of the Equipment Notes or any other interest in or security under any Indenture, for sale, to, or solicited any offer to acquire any such interest or security from, or has sold any such interest or security to, any Person in violation of the Securities Act.

                  (n) Offering Document. Except for the Policy Provider Information and the Underwriter Information, the Offering Document on the Offer Date, and as of the Closing Date, neither contained or will contain any untrue statement of a material fact nor omitted or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (o) Section 1110. The Loan Trustee under each Indenture will be entitled to the benefits of Section 1110 (as in effect on the Closing Date) with respect to the Aircraft subject to such Indenture in the event of a case under Chapter 11 of the Bankruptcy Code in which American is a debtor.

                  (p) Class G Certificates. Neither American nor any American Entity owns or beneficially holds, directly or indirectly on the Closing Date any Class G Certificates or any interest therein.

                  (q) Licenses. American holds all licenses, permits and franchises from the appropriate government entities necessary to authorize American to lawfully engage in air transportation and to carry on scheduled commercial passenger service as currently conducted, except where the failure to so hold any such license, permit or franchise would not give rise to a material adverse change to American.

                  SECTION 2.02 Covenants of American. American covenants and agrees with the Policy Provider as follows:

                  (a) So long as the Class G Certificates are outstanding, neither American nor any of its Affiliates (i) will issue or permit to be outstanding, directly or indirectly, on or after the Closing Date, any debt (other than the Series G Equipment Notes) in respect of any Aircraft, including in connection with a Refunding, in an aggregate amount in excess of 50% of the Pool Balance of the Class G Certificates then outstanding (provided that any reduction in the Pool Balance of the Class G Certificates in connection with a prepayment of any Series G Equipment Notes pursuant to Sections 2.10(b) and 2.10(e) of any Indenture shall be deemed added to the Pool Balance of the Class G Certificates for the purposes of such calculation), and (ii) will issue or cause to be issued, directly or indirectly, any debt subordinate to the Series G Equipment Notes in respect of any Aircraft, including in connection with a Refunding, to any Person or entity other than American or any of its Affiliates until the earlier to occur of (A) three years after the Closing Date and (B) the date on which the corporate ratings assigned to American are at least BBB+ by S&P and Baa1 by Moody's. American will not redeem, and will not permit the redemption of, any Equipment Notes in connection with any Refunding pursuant to
Section 2.11(b) of any Indenture if (i) the conditions set forth in the preceding sentence have not been satisfied, (ii) immediately prior to such Refunding, any amounts are due to the Policy Provider in respect of Policy Drawings, Policy Provider Interest Amounts, or amounts due under the Policy Fee Letter, or (iii) immediately after giving effect to such Refunding, a Payment Default (as defined in any Indenture) would exist under any Indenture or any Related Indenture (as defined in any Indenture). So long as American or any of its Affiliates owns, or beneficially holds, directly or indirectly, any Class C Certificates or any interest therein, there shall be no Class C Liquidity Facility in respect of the Class C Certificates. So long as American or any of its Affiliates owns, or beneficially holds, directly or indirectly, any Class D Certificates or any interest therein, there shall be no liquidity facility in respect of the Class D Certificates.

                  (b) In the event that American does not maintain all-risk aircraft hull insurance covering any Aircraft or all-risk coverage with respect to any Engines (as defined in the related Indenture) or Parts (as defined in the related Indenture) while removed from an Aircraft (including, without limitation, war risk insurance) as required by Section 7.06(b) of the related Indenture (the "Specified Insurance"), the Policy Provider is entitled, at its own expense and without any reimbursement from American (including, without limitation, pursuant hereto and the Policy Fee Letter or pursuant to any Participation Agreement) to obtain such Specified Insurance for its own benefit.

                  (c) American agrees that if the Class G Liquidity Provider is in default of any payment obligation of the Class G Liquidity Provider under the Class G Liquidity Facility, American shall, with notice to the Policy Provider and at its own expense, use commercially reasonable efforts to arrange for a Replacement Class G Liquidity Facility to replace the Class G Liquidity Facility; provided, that if the Class G Liquidity Provider in default of any payment obligation is not replaced by American on or before the date of such default, then American shall pay to the Policy Provider fees and expenses in the same amounts and in the same manner that had been payable to the defaulted Class G Liquidity Provider in connection with its commitment under its Class G Liquidity Facility (the "Liquidity Fees and Expenses"). American's obligation to pay the Liquidity Fees and Expenses to the Policy Provider shall terminate on the earlier of (i) date that the Policy Provider's obligations terminate under the Policy, and (ii) the date of the issuance of a Replacement Class G Liquidity Facility.

                  (d) American agrees that American will use, and will cause each other American Entity to use, reasonable best efforts to insure that no American Entity will own, or beneficially hold, directly or indirectly, any Class G Certificates or any interest therein. In the event that an American Entity acquires an interest in any Class G Certificate, American agrees to immediately pledge, and agrees to cause such other American Entity to immediately pledge, such interest to the Policy Provider pursuant to the terms of the Pledge Agreement.

                  (e) Neither the American nor any person authorized to act on its behalf will directly or indirectly offer any beneficial interest or security relating to the ownership of the Aircraft or any interest in any of the Equipment Notes or any other interest in or security under any Indenture, for sale to, or solicit any offer to acquire any such interest or security from, or sell any such interest or security to, any person in violation of the Securities Act or applicable state or foreign securities laws.

                  SECTION 2.03 Representations, Warranties and Covenants of U.S. Bank, Class G Trustee and Subordination Agent. Each of U.S. Bank, Class G Trustee and Subordination Agent represents, warrants and covenants to American and the Policy Provider that it shall perform and observe, in all material respects, all of its respective covenants, obligations and agreements in any Operative Agreement to which it is a party to be observed or performed by it.

                  SECTION 2.04 Representations, Warranties and Covenants of the Policy Provider. The Policy Provider represents, warrants and covenants to American and the Subordination Agent as follows:

                  (a) Organization and Licensing. The Policy Provider is duly organized, validly existing and in good standing as a Wisconsin-domiciled stock insurance company, duly qualified to conduct an insurance business in every jurisdiction where qualification may be necessary to accomplish the Transactions.

                  (b) Corporate Power. The Policy Provider has the corporate power and authority to issue the Policy, to execute and deliver this Insurance Agreement and the other Operative Agreements to which it is a party and to perform all of its obligations hereunder and thereunder.

                  (c) Authorization; Approvals. The Policy Provider has duly authorized, executed and delivered this Insurance Agreement, the Intercreditor Agreement, the Indemnification Agreement, the Policy Fee Letter and the Ambac Supplemental Agreements. All proceedings legally required for the issuance and execution, delivery and performance of the Policy and the execution, delivery and performance of this Insurance Agreement have been taken and all licenses, orders, consents or other authorizations or approvals of any Government Entity legally required for the enforceability of the Policy have been obtained; any proceedings not taken and any licenses, authorizations or approvals not obtained are not material to the enforceability of the Policy.

                  (d) Enforceability. This Insurance Agreement, the Intercreditor Agreement, the Policy Fee Letter, the Indemnification Agreement, the Ambac Supplemental Agreements and the Policy (the "Ambac Documents") each constitute a legal, valid and binding obligation of the Policy Provider, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting creditors' rights generally and to general principles of equity and subject to principles of public policy limiting the right to enforce the indemnification provisions contained herein, insofar as such provisions relate to indemnification for liabilities arising under federal securities laws.

                  (e) No Conflicts. The execution and delivery by the Policy Provider of the Ambac Documents does not, and the performance by the Policy Provider of its obligations under such documents will not, conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws of the Policy Provider, or any restriction contained in any contract, agreement or instrument to which the Policy Provider is a party or by which it is bound or violate any judgement, order or decree applicable to the Policy Provider of any governmental or regulatory body, administrative agency, court or arbitrator having jurisdiction over the Policy Provider or constitute a default under any of the foregoing which would materially and adversely affect its ability to perform its obligations under the Ambac Documents.

                  (f) Financial Information. (i) The consolidated financial statements of the Policy Provider and its subsidiaries as of December 31, 2002 and December 31, 2001, and for each of the years in the three-year period ended December 31, 2002, included in the Annual Report on Form 10-K of Ambac Financial Group, Inc. (which was filed with the SEC on March 28, 2003, SEC File Number 001-10777), (ii) the unaudited consolidated financial statements of the Policy Provider and its subsidiaries as of March 31, 2003 and for the periods ending March 31, 2003 and March 31, 2002 included in the Quarterly Report on Form 10-Q of Ambac Financial Group, Inc. for the period ended March 31, 2003 (which was filed with the SEC on May 15, 2003), and (iii) the Current Reports on Form 8-K filed with the SEC on January 24, 2003, February 28, 2003, March 4, 2003, March 20, 2003, March 26, 2003, March 31, 2003 and April 21, 2003, as such reports relate to the Policy Provider, each fairly presents in all material respects the financial condition of the Policy Provider as of such dates and for the periods covered by such statements in accordance with accounting principles generally accepted in the United States of America. Since March 31, 2003, there has been no change in the financial condition or operations of the Policy Provider that would materially and adversely affect its ability to perform its obligations under the Policy, except as disclosed in the Prospectus Supplement, the foregoing SEC filings or any Current Report on Form 8-K filed with the SEC since March 31, 2003.

                  (g) Policy Provider Information. The Policy Provider Information is limited and does not purport to provide the scope of disclosure required to be included in a prospectus with respect to a registrant in connection with the offer and sale of securities of such registrant registered under the Securities Act. Within such limited scope of disclosure, however, as of the Offer Date, the Policy Provider Information did not, and as of the Closing Date, the Policy Provider Information does not, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

                  (h) No Litigation. There are no actions, suits, proceedings or investigations pending or, to the best of the Policy Provider's knowledge, threatened against it at law or in equity or before or by any court, governmental agency, board or commission or any arbitrator which, if decided adversely, would materially and adversely affect its ability to perform its obligations under the Operative Agreements to which it is a party.

                  (i) Compliance with Law, Etc. No practice, procedure or policy employed, or proposed to be employed, by the Policy Provider in the conduct of its business violates any law, regulation, judgment, agreement, order or decree applicable to the Policy Provider that, if enforced, could result in a Material Adverse Change with respect to the Policy Provider.

                  (j) Securities Act. The issuance of the Policy as described in the Prospectus Supplement is exempt from registration under the Securities Act pursuant to Section 3(a)(8) thereof.

                                   ARTICLE III

                   THE POLICY; REIMBURSEMENT; INDEMNIFICATION

                  SECTION 3.01 Issuance of the Policy. The Policy Provider agrees to issue the Policy on the Closing Date, subject to satisfaction of the conditions precedent set forth below on or prior to the Closing Date:

                  (a) Operative Agreements. The Policy Provider shall have received (i) a copy of each of the Operative Agreements, with the exception of the Policy, in form and substance reasonably satisfactory to the Policy Provider, duly authorized, executed and delivered by each party thereto, other than the Policy Provider, and (ii) a copy of the Prospectus Supplement;

                  (b) Certified Documents and Resolutions. The Policy Provider shall have received (i) a copy of the certificate of incorporation and by-laws of American, and (ii) a certificate of the Secretary or Assistant Secretary of American dated the Closing Date stating that attached thereto is a true, complete and correct copy of resolutions duly adopted by the Board of Directors of American authorizing the execution, delivery and performance by American of the Operative Agreements to which it is a party and the consummation of the Transactions and that such applicable organizational documents and resolutions are in full force and effect without amendment or modification on the Closing Date;

                  (c) Incumbency Certificate. The Policy Provider shall have received a certificate of the Secretary or an Assistant Secretary of each of American and the Subordination Agent certifying the names and signatures of the officers of American and the Subordination Agent, respectively, authorized to execute and deliver the Operative Agreements to which it is a party on or prior to the Closing Date;

                  (d) Representations and Warranties. The representations and warranties of American, the Class G Trustee and the Subordination Agent set forth in this Insurance Agreement and the other Operative Agreements to which they are a party, respectively, shall be true and correct on and as of the Closing Date;

                  (e) Documentation. The Policy Provider shall have received a copy of each document, instrument, certificate and opinion required to be delivered on or before the Closing

Date under the Operative Agreements and the Underwriting Agreement, including each opinion of counsel addressed to any of Moody's, S&P, the Class G Trustee, American and the Subordination Agent and the Underwriters (except for the comfort letters of Ernst & Young LLP and the opinion of counsel to the Underwriters addressed only to the Underwriters), in respect of American and the Subordination Agent or any of the other parties to the Operative Agreements and the Underwriting Agreement and the Transactions dated the Closing Date, in form and substance reasonably satisfactory to the Policy Provider, addressed to the Policy Provider (or accompanied by a letter from the counsel rendering such opinion to the effect that the Policy Provider is entitled to rely on such opinion as of its date as if it were addressed to the Policy Provider) and addressing such matters as the Policy Provider may reasonably request, and the counsel providing each such opinion shall have been instructed by its client to deliver such opinion to the addressees thereof;

                  (f) Approvals, Etc. The Policy Provider shall have received true and correct copies of all governmental and third party approvals, licenses and consents, if any, required in connection with the Transactions;

                  (g) No Litigation, Etc. No suit, action or other proceeding, investigation or injunction, or final judgment relating thereto, shall be pending or threatened before any court, governmental or administrative agency or arbitrator in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with any of the Operative Agreements, the Underwriting Agreement or the consummation of the Transactions;

                  (h) Legality. No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any government or governmental or administrative agency or court that would make the Transactions illegal or otherwise prevent the consummation thereof;

                  (i) Issuance of Ratings. The Policy Provider shall have received confirmation in writing that the Class G Certificates, when issued, will be rated "AAA" by S&P and "Aaa" by Moody's and shall have received confirmation in writing of a rating of the risk insured by the Policy without regard to the Policy and a capital charge acceptable to the Policy Provider, both as set forth in the commitment letter, dated June 3, 2003 between the Policy Provider and American;

                  (j) Satisfactory Documentation. The Policy Provider and its counsel shall have reasonably determined that all documents, certificates and opinions to be delivered in connection with the Certificates (other than with respect to the Policy Provider) conform to the terms of the related Trust Agreement, the Prospectus Supplement, this Insurance Agreement and the Intercreditor Agreement;

                  (k) Filings. The Policy Provider shall have received evidence that there shall have been made and shall be in full force and effect, all filings, recordings and registrations, and there shall have been given or taken any notice or similar action as is necessary in order to establish, perfect, protect and preserve the right and interest of the Policy Provider created by the Operative Agreements executed and delivered on or prior to the Closing Date;

                  (l) Conditions Precedent. All conditions precedent to the issuance of the Certificates under the Trust Agreements shall have been satisfied (other than with respect to the Policy Provider), or waived with the consent of the Policy Provider. All conditions precedent to the effectiveness of the Class G Liquidity Facility shall have been satisfied or waived, and all conditions precedent, if any, to the purchases of the Class G Certificates by the Underwriters under the Underwriting Agreement, the Class C Certificates by the Initial Class C Holder and the Class D Certificates by the Initial Class D Holder, as applicable, shall have been satisfied or waived by the Underwriters, the Initial Class C Holder or the Initial Class D Holder, as applicable;

                  (m) Expenses. The Policy Provider shall have received payment in full of all amounts required to be paid by American to or for account of the Policy Provider in accordance with the Policy Fee Letter on or prior to the Closing Date; and

                  (n) Insurance Reports. The Policy Provider shall have received an insurance report of an independent insurance broker and the related certificates of insurance, each in form and substance reasonably satisfactory to the to the Policy Provider, as to the compliance with the terms of Section 7.06 of each Indenture relating to insurance with respect of the Aircraft.

                  SECTION 3.02 Payment of Fees and Premium.

                  (a) Legal Fees. Promptly upon receipt of an invoice, American shall pay or cause to be paid to, or as directed by, the Policy Provider, actual and reasonable legal fees, disbursements and charges incurred by the Policy Provider in connection with the issuance of the Policy and this Insurance Agreement in accordance with the Policy Fee Letter. Any additional actual and reasonable fees of the Policy Provider's counsel or auditors payable in respect of any amendment, modification or supplement to the Offering Document requested by American and incurred after the Closing Date shall be paid by American promptly following receipt of documentation thereof (but in no event later than thirty days following the receipt of such documentation).

                  (b) Rating Agency Fees. American shall promptly pay the initial fees of S&P and Moody's with respect to rating the Certificates and the Transactions following receipt of a statement with respect thereto. All periodic and subsequent fees of S&P or Moody's with respect to, and directly allocable to, the Certificates shall be for the account of, and shall be billed to, American. The fees for any other rating agency shall be paid by the party requesting such other agency's rating unless such other agency is a substitute for S&P or Moody's in the event that S&P or Moody's is no longer rating the Certificates, in which case the fees for such agency shall be paid by American.

                  (c) Premium.

                  (i) In consideration of the issuance by the Policy Provider of the Policy, American shall pay or cause to be paid to the Policy Provider, the Premium as and when due. American shall also pay any additional amounts, as and when due, to be paid by it under the Policy Fee Letter.

                  (ii) Except as provided in the Policy Fee Letter, no portion of the Premium paid shall be refundable, without regard to whether the Policy Provider makes any payment under the Policy or any other circumstances relating to the Class G Certificates or provision being made for payment of the Class G Certificates prior to maturity;

                  SECTION 3.03 Reimbursement Obligation.

                  (a) As and when due in accordance with and from the funds specified in Sections 2.04(b), 3.02 and 3.03 of the Intercreditor Agreement, the Policy Provider shall be entitled to reimbursement for any payment made by the Policy Provider under the Policy to the Subordination Agent or to the Class G Liquidity Provider under Section 2.06(c) or 3.07(c) of the Intercreditor Agreement (the "Policy Payments"), which reimbursement shall be due and payable on the date provided in such Sections, in an amount equal to the amount to be so paid and all amounts previously paid that remain unreimbursed. In addition, to the extent that any such payment by the Policy Provider shall have been made as a result of a default by the Class G Liquidity Provider in its obligation to make an Advance, as provided in the Intercreditor Agreement, the Policy Provider shall be entitled to the payment of interest on such amounts to the extent, at the time and in the priority that the Class G Liquidity Provider would have been paid pursuant to Sections 2.04(b), 3.02 and 3.03 of the Intercreditor Agreement had the Class G Liquidity Provider made such Advance.

                  (b) After the maturity date of the Series G Equipment Notes and following the sale or other disposition of the Collateral or the Series G Equipment Notes under all defaulted Indentures (the "Reimbursement Date"), and so long as there are no Liquidity Obligations owing to the Class G Liquidity Provider, if the Policy Provider has not been reimbursed in full for all Policy Payments under the Intercreditor Agreement, American agrees to reimburse the Policy Provider immediately, upon demand, to the extent of such Policy Payments, less any amount in respect of such Policy Payments paid to and received by the Policy Provider as a distribution to it under the Intercreditor Agreement (the "Reimbursable Amount"); provided, that, notwithstanding the foregoing, if at any time prior to the Reimbursement Date there are no Liquidity Obligations outstanding, the Policy Provider shall be entitled to reimbursement by American immediately upon demand of any Reimbursable Amount; provided, further that, notwithstanding the foregoing, American's obligations under the other Operative Agreements and the Policy Provider's rights to payments thereunder shall not be affected or reduced by this Section 3.03, except to the extent that American shall not be required to make any payment to the Policy Provider under this
Section 3.03(b) that has already been received by the Policy Provider pursuant to the Intercreditor Agreement.

                  (c) American agrees to pay to the Policy Provider any and all charges, fees, costs and expenses that the Policy Provider may reasonably pay or incur, including actual and reasonable attorneys' and accountants' fees and expenses (without duplication of amounts paid to the Policy Provider in respect of the Operative Agreements), in connection with (i) the preservation (in connection with the occurrence of an Indenture Event of Default), enforcement or defense of any rights in respect of this Insurance Agreement, including defending, monitoring or participating in any litigation or proceeding, including any bankruptcy proceeding, and (ii) any amendment, modification, waiver, consent or other action requested by or agreed to by American with respect to, or related to, any Operative Agreements or to any form document attached to any Operative Agreement as an exhibit, schedule or annex thereto, whether or not executed or completed. Provided that five (5) Business Days' prior written notice of the intended payment or incurrence shall have been given to American by the Policy Provider, such reimbursement shall be due on the dates on which such charges, fees, costs or expenses are paid or incurred by the Policy Provider.

                  (d) In the event that any payment of any kind is made under the Policy in respect of Class G Certificates owned or beneficially held, directly or indirectly, by American or any American Entity, American agrees to immediately refund such payment directly to the Policy Provider.

                  SECTION 3.04 Indemnification. American agrees that the Policy Provider is hereby entitled to the full benefit of the indemnity contained in each Policy Provider Indemnity and Inspection Agreement as if such provisions were set forth in full herein and as if the "Operative Documents" referred to therein include this Insurance Agreement. The Policy Provider agrees to comply with all of its obligations as an Indemnitee under Section 1.1(f) of each Policy Provider Indemnity and Inspection Agreement.

                  SECTION 3.05 Procedure for Payment of Fees and Premiums. All payments to be made to the Policy Provider under this Insurance Agreement shall be made to the Policy Provider in lawful currency of the United States of America in immediately available funds on the date when due to such account as the Policy Provider shall direct by written notice given at least ten calendar days prior to such date to American. In the event that the date of any payment to the Policy Provider or the expiration of any time period hereunder occurs on a day that is not a Business Day, then such payment shall be made, or such expiration of time period shall occur, on the next succeeding Business Day with the same force and effect as if such payment was made or time period expired on the scheduled date of payment or expiration date, as applicable.

                  SECTION 3.06 Late Payments. If American fails to pay the Premium or any other amounts owing to the Policy Provider under this Insurance Agreement or the Policy Fee Letter (including without limitation any Policy Drawings, Premiums, indemnities, fees, costs and expenses) when due, interest on such amount shall be assessed against, and due and payable by, American at the Late Payment Rate from the date such amount was due until the date such amount is paid; provided that, notwithstanding the foregoing, American's obligations under the other Operative Agreements and the Policy Provider's rights to payments thereunder shall not be affected or reduced by this Section 3.06, except to the extent that American shall not be required to make any payment to the Policy Provider under this Section 3.06 that has already been received by the Policy Provider pursuant to the Intercreditor Agreement and no payment shall be required to be made to the Policy Provider under the Intercreditor Agreement (and no claim shall be made by the Policy Provider under the Intercreditor Agreement) to the extent such amount has been received under this Agreement. For the purposes of calculating late payments on Policy Payments, interest shall be deemed to commence to accrue on the date that the Policy Provider made such Policy Payment.

                  SECTION 3.07 Deductions. All payments made to the Policy Provider by American in respect of this Article III shall be made without any deduction or withholding for or on account of any tax, levy, impost, duty, charge, assessment or fee of any nature (any of the foregoing an "Additional Tax") unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a payor is so required to deduct or withhold any Additional Tax, then such payor shall (a) promptly notify the Policy Provider of such requirement, (b) pay to the Policy Provider, in addition to the amount to which the Policy Provider is otherwise entitled, such additional amount as is necessary to ensure that the net amount actually received by the Policy Provider (free and clear of taxes, whether assessed against the payor or the Policy Provider) will equal the full amount the Policy Provider would have received had no such deduction or withholding been required, provided that such an additional amount shall be payable only if such Additional Tax would not have arisen but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Additional Tax and the payor (or an Affiliate of such payor), and (c) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount, if any, paid to the Policy Provider pursuant to foregoing clause (b)); provided, that no additional amounts shall be required to be paid to the Policy Provider hereunder in respect of Additional Taxes to the extent such Additional Taxes would not have been imposed but for (i) the fact that the Policy Provider is not the beneficial owner of the payment or that the Policy Provider (or any transferee of any rights or interests thereof) ceases to be (or is not) a "United States person" within the meaning of section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, (ii) any present or former connection between the jurisdiction of the government or taxing authority imposing such Additional Taxes and the Policy Provider, or (iii) the failure of the Policy Provider, as soon as practicable after the payor's written request therefor, to complete, execute and provide to or as directed by the payor any form of documentation that may be required or reasonably requested by the payor in order to allow the payor to make payments under this Insurance Agreement without deduction or withholding for or on account of any Additional Taxes or with such deduction or withholding at a reduced rate (so long as, in the sole discretion of the Policy Provider, the completion, execution or submission of such form or document would not adversely affect the legal or commercial position of the Policy Provider).

                                   ARTICLE IV

                               FURTHER AGREEMENTS

                  SECTION 4.01 Effective Date; Term of the Insurance Agreement. This Insurance Agreement shall take effect on the Closing Date and shall remain in effect until the later of (a) such time as the Policy Provider is no longer subject to a claim under the Policy and the Policy shall have been surrendered to the Policy Provider for cancellation, and (b) all amounts payable to the Policy Provider by American or the Subordination Agent hereunder or from any other source hereunder or under the Operative Agreements and all amounts payable under the Class G Certificates have been paid in full; provided, that the provisions of Section 3.04 hereof shall survive any termination of this Insurance Agreement.

                  SECTION 4.02 Further Assurances and Corrective Instruments.

                  (a) Except as otherwise provided in Article VIII of the Intercreditor Agreement, neither American nor the Subordination Agent shall (i) agree to any amendment or modification to any of the Operative Agreements to which either of them is a party, which amendment or modification would have an adverse effect on the rights or remedies of the Policy Provider, or (ii) grant any waiver of rights in respect of any of the Operative Agreements to which either of them is a party, without the prior written consent of the Policy Provider so long as the Policy Provider is the Controlling Party and any such waiver without prior written consent of the Policy Provider shall be null and void and of no force or effect.

                  (b) To the extent permitted by law, each of American, the Policy Provider and the Subordination Agent agrees that it will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as American, the Policy Provider or the Subordination Agent may reasonably request and as may be required to effectuate the intention of or facilitate the performance of this Insurance Agreement.

                  SECTION 4.03 Obligations Absolute.

                  (a) The obligations of American hereunder and under the other Operative Agreements shall be absolute and unconditional and shall be paid or performed strictly in accordance with this Insurance Agreement and the other Operative Agreements under all circumstances irrespective of:

                  (i) any lack of validity or enforceability of, or any amendment or other modifications of, or waiver, with respect to any of the Operative Agreements (other than the Policy) or the Certificates;

                  (ii) any exchange or release of any other obligations hereunder;

                  (iii) the existence of any claim, setoff, defense, reduction, abatement or other right that any Person may have at any time against the Policy Provider or any other Person;

                  (iv) any document presented in connection with the Policy proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (v) any payment by the Policy Provider under the Policy against presentation of a certificate or other document that does not strictly comply with the terms of the Policy;

                  (vi) any failure of American to receive the proceeds from the sale of the Certificates; and

                  (vii) any other circumstances, other than payment in full, that might otherwise constitute a defense available to, or discharge of, any Person in respect of any Operative Agreements.

                  (b) Each of the parties hereto renounces the right to assert as a defense to the performance of its obligations herein each of the following:
(i) to the extent permitted by law, any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness and obligations evidenced by any Operative Agreements or by any extension or renewal thereof; (ii) presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor and notice of protest; (iii) all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of any payment hereunder, except as required by the Operative Agreements; and (iv) all rights of abatement, diminution, postponement or deduction, and all rights of setoff or recoupment arising out of any breach under any of the Operative Agreements, by any party thereto or any beneficiary thereof, or out of any obligation at any time owing to American.

                  (c) American (i) agrees that any consent, waiver or forbearance hereunder or in the other Operative Agreements with respect to an event shall operate only for such event and not for any subsequent event; (ii) consents to any and all extensions of time that may be granted to American by the Policy Provider with respect to any payment hereunder or other provisions hereof; and (iii) consents to the addition of any and all other makers, endorsers, guarantors and other obligors for any payment hereunder, and to the acceptance of any and all other security for any payment hereunder, and agrees that the addition of any such obligors or security shall not affect the liability of American for any payment hereunder.

                  (d) No failure by the Policy Provider to exercise, and no delay by the Policy Provider in exercising, any right hereunder or under the Operative Agreements shall operate as a waiver thereof. The exercise by the Policy Provider of any right hereunder shall not preclude the exercise of any other right, and the remedies provided herein to the Policy Provider are declared in every case to be cumulative and not exclusive of any remedies provided by law or equity.

                  (e) Nothing herein shall be construed as prohibiting any party hereto from pursuing any rights or remedies it may have against any Person in a separate legal proceeding.

                  SECTION 4.04 Assignments; Reinsurance; Third-Party Rights.

                  (a) This Insurance Agreement shall be a continuing obligation of the parties hereto and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Subordination Agent, except as provided in Section 7.01 of the Intercreditor Agreement, and American, except for any transaction expressly permitted by
Section 5.02 of the Basic Agreement, may not assign their respective rights under this Insurance Agreement, or delegate any of their duties hereunder, without the prior written consent of the other parties hereto. The Policy Provider, except as set forth in subsection (b) of this Section 4.04, may not assign its rights under this Insurance Agreement or delegate any of its duties hereunder without the prior written consent of the other parties hereto. Any assignments made in violation of this Insurance Agreement shall be null and void.

                  (b) The Policy Provider shall have the right to grant participations in its rights under this Insurance Agreement and to enter into contracts of reinsurance with respect to the Policy upon such terms and conditions as the Policy Provider may in its discretion determine; provided, that no such participation or reinsurance agreement or arrangement shall relieve the Policy Provider of any of its obligations hereunder or under the Policy or grant to any participant or reinsurer any rights hereunder or under any Operative Agreement, and neither American nor any other party to any Operative Agreement shall be required to pay the Policy Provider hereunder or under any other Operative Agreement any amount greater than it would have been required to pay had there been no such participation or reinsurance.

                  (c) Except as provided herein with respect to participants and reinsurers, nothing in this Insurance Agreement shall confer any right, remedy or claim, express or implied, upon any Person, including, particularly, any Holder, other than upon the Policy Provider against American, or upon American against the Policy Provider (either directly or as the Controlling Party), and all the terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the parties hereto and their successors and permitted assigns. None of the Subordination Agent, the Class G Liquidity Provider, the Trustee or any Holder shall have any right to payment from the Premium paid or payable hereunder or from any amounts paid by American pursuant to Section 3.02, 3.03, 3.04, 3.05 or 3.06 hereof.

                  SECTION 4.05 Liability of the Policy Provider. Neither the Policy Provider nor any of its officers, directors or employees shall be liable or responsible for: (i) the use that may be made of the Policy by the Subordination Agent or for any acts or omissions of the Subordination Agent in connection therewith; or (ii) the validity, sufficiency, accuracy or genuineness of documents delivered to the Policy Provider in connection with any claim under the Policy, or of any signatures thereon, even if such documents or signatures should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged (unless the Policy Provider shall have actual knowledge thereof). In furtherance and not in limitation of the foregoing, the Policy Provider may accept documents that appear on their face to be in order, without responsibility for further investigation.

                  SECTION 4.06 No Duplication of Payments. Any payments made hereunder to the Policy Provider are to be without duplication of any payments received by the Policy Provider under the Intercreditor Agreement and, to the extent that the Policy Provider has received, pursuant to the Intercreditor Agreement, payment of any amounts due or owing hereunder, such payment shall not be sought by the Policy Provider pursuant to the terms hereof. Any payments made under the Intercreditor Agreement are to be without duplication of any payments received by the Policy Provider hereunder and, to the extent that the Policy Provider has received hereunder payment of any amounts due or owing under the Intercreditor Agreement, such payment shall not be sought by the Policy Provider pursuant to the terms of the Intercreditor Agreement.

                                   ARTICLE V

                                  MISCELLANEOUS

                  SECTION 5.01 Amendments, Etc. This Insurance Agreement may be amended, modified, supplemented or terminated only by written instrument or written instruments signed by the parties hereto; provided that if such amendment, modification, supplement or termination would have a material adverse effect on the interests of the Subordination Agent, a Pass Through Trustee or any Class G Certificateholder, Ratings Confirmation shall also be obtained prior to such amendment, modification, supplement or termination being effective. American agrees to provide a copy of any amendment to this Insurance Agreement promptly to the Subordination

Agent and the Rating Agencies. No act or course of dealing shall be deemed to constitute an amendment, modification, supplement or termination hereof.

                  SECTION 5.02 Notices. All demands, notices and other communications to be given hereunder shall be in writing (except as otherwise specifically provided herein) and shall be mailed by registered mail or personally delivered and faxed to the recipient as follows:

                  (a) To the Policy Provider:

                           Ambac Assurance Corporation
                           One State Street Plaza
                           New York, New York 10004
                           Attention: Surveillance Department
                           Facsimile: (212) 363-1459
                           Confirmation: (212) 668-0340

                  In each case in which notice or other communication to the Policy Provider refers to an event of default under any Operative Agreement or any Policy Drawing, or with respect to which failure on the part of the Policy Provider to respond shall be deemed to constitute consent or acceptance, then a copy of such notice or other communication should also be sent to the attention of the general counsel of (i) the Policy Provider at its address set forth above (if by facsimile to (212) 208-3566), and (ii) American and the Subordination Agent at its address set forth below and, in all cases, both any original and all copies shall be marked to indicate "URGENT MATERIAL ENCLOSED.")

                  (b) To American:

                           American Airlines, Inc.
                           4333 Amon Carter Boulevard
                           Fort Worth, TX 76155
                           Attention: Treasurer
                           Facsimile: (817) 967-4318
                           Confirmation: (817) 931-1088

                  (c) To the Subordination Agent:

                           U.S. Bank Trust National Association
                           225 Asylum Street
                           Goodwin Square
                           Hartford, CT 06103
                           Attention: Corporate Trust Division
                           Facsimile: (860) 244-1844
                           Confirmation: (860) 244-1881

                  Any party, by notice to the other parties hereto, may designate different addresses for subsequent notices or communications. All such notices and other communications shall be effective upon receipt unless received after business hours on any day, in which case on the opening of business on the next Business Day. Whenever the words "notice" or "notify" or similar words are used herein, they mean the provision of formal notice as set forth in this Section 5.02.

                  SECTION 5.03 Severability. In the event that any provision of this Insurance Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, the parties hereto agree that such holding shall not invalidate or render unenforceable any other provision hereof. The parties hereto further agree that the holding by any court of competent jurisdiction that any remedy pursued by any party hereto is unavailable or unenforceable shall not affect in any way the ability of such party to pursue any other remedy available to it.

                  SECTION 5.04 Governing Law. This Insurance Agreement shall be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance. This Insurance Agreement is being delivered in New York.

                  SECTION 5.05 Consent to Jurisdiction.

                  (a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and any court of appropriate jurisdiction in the State of New York located in the City and County of New York, and any appellate court from any thereof, in any action, suit or proceeding brought against it or in connection with any of the Operative Agreements or the Transactions or for recognition or enforcement of any judgment, and the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard or determined in such New York state court or, to the extent permitted by law, in such federal court. The parties hereto agree that a final unappealable judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent permitted by applicable law, the parties hereto hereby waive and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the related documents or the subject matter thereof may not be litigated in or by such courts.

                  (b) To the extent permitted by applicable law, the parties hereto shall not seek and hereby waive the right to any review of the judgment of any such court by any court of any other nation or jurisdiction which may be called upon to grant an enforcement of such judgment.

                  (c) Service on any party may be made by delivering, by U.S. registered mail, messenger or courier service, copies of the summons and complaint and other process which may be served in any suit, action or proceeding to such party addressed to its street address shown in Section 5.02(b), Attention: General Counsel, and such service shall be effective service of process for any litigation brought against such party in any court. Such address may be changed by such party by written notice to the other parties hereto.

                  (d) Nothing contained in this Insurance Agreement shall limit or affect any party's right to serve process in any other manner permitted by law or to start legal proceedings relating to any of the Operative Agreements against any other party or its properties in the courts of any jurisdiction.

                  SECTION 5.06 Consent of Policy Provider. No disclosure relating to the Policy Provider contained in any Offering Document, which disclosure modifies, alters, changes, amends or supplements the disclosure relating to the Policy Provider provided by the Policy Provider for use in the Prospectus Supplement shall be made without the Policy Provider's prior written consent. In the event that the consent of the Policy Provider is required under, or the Policy Provider, as Controlling Party or otherwise, gives direction to the Loan Trustee, the Subordination Agent or the Pass Through Trustee pursuant to, any Operative Agreement, the determination whether to grant or withhold such consent or to give such direction shall be made by the Policy Provider in its sole discretion without any implied duty towards any other Person.

                  SECTION 5.07 Counterparts. This Insurance Agreement may be executed in counterparts by the parties hereto, and all such counterparts shall constitute one and the same instrument.

                  SECTION 5.08 Headings. The headings of Articles and Sections and the Table of Contents contained in this Insurance Agreement are provided for convenience only. They form no part of this Insurance Agreement and shall not affect its construction or interpretation.

                  SECTION 5.09 Trial by Jury Waived. Each party hereby waives, to the fullest extent permitted by law, any right to a trial by jury in respect of any litigation arising directly or indirectly out of, under or in connection with this Insurance Agreement or any of the other Operative Agreements or any of the Transactions contemplated hereunder or thereunder. Each party hereto (A) certifies that no representative, agent or attorney of any party hereto has represented, expressly or otherwise, that it would not, in the event of litigation, seek to enforce the foregoing waiver, and (B) acknowledges that it has been induced to enter into the Operative Agreements to which it is a party by, among other things, this waiver.

                  SECTION 5.10 Limited Liability. No recourse under any Operative Agreement or the Policy shall be had against, and no personal liability shall attach to, any officer, employee, director, affiliate or shareholder of any party hereto, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise in respect of any of the Operative Agreements, the Certificates or the Policy, it being expressly agreed and understood that each Operative Agreement is solely an obligation of each party hereto, and that any and all personal liability, either at common law or in equity, or by statute or constitution, of every such officer, employee, director, affiliate or shareholder for breaches of any party hereto of any obligations under any Operative Agreement is hereby expressly waived as a condition of and in consideration for the execution and delivery of this Insurance Agreement.

                  SECTION 5.11 Entire Agreement. This Insurance Agreement, the Policy, the Policy Fee Letter and the other Operative Agreements set forth the entire agreement between the parties with respect to the subject matter hereof and thereof, and supersede and replace any agreement or understanding that may have existed between the parties prior to the date hereof in respect of such subject matter. This Insurance Agreement and the Policy are separate and independent agreements and nothing herein shall be construed to vary or otherwise modify any terms of the Policy. No breach by any party hereto of any representation, warranty, covenant, agreement or undertaking contained herein shall in any way affect the obligations of the Policy Provider under the Policy.

                  SECTION 5.12 Successors and Assigns. This Insurance Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have executed this Insurance Agreement, all as of the day and year first above mentioned.

                                AMBAC ASSURANCE CORPORATION,
                                    as Policy Provider

                                By: /s/ Barry Schofield
                                    --------------------------------------------
                                    Name: Barry Schofield
                                    Title: Vice President

                                U.S. BANK TRUST NATIONAL
                                    ASSOCIATION, not in its individual
                                    capacity but solely as Subordination Agent

                                By: /s/ Ward A. Spooner
                                    --------------------------------------------
                                    Name: Ward A. Spooner
                                    Title: Vice President

                                U.S. BANK TRUST NATIONAL
                                    ASSOCIATION, not in its individual
                                    capacity but solely as Class G Trustee

                                By: /s/ Ward A. Spooner
                                    --------------------------------------------
                                    Name: Ward A. Spooner
                                    Title: Vice President

                                AMERICAN AIRLINES, INC.

                                By: /s/ Michael P. Thomas
                                    --------------------------------------------
                                    Name:  Michael P. Thomas
                                    Title: Managing Director
                                           Corporate Finance & Banking